Exhibit 10.16

CONSULTING AGREEMENT

THIS AGREEMENT is made as of the day of      September, 2013, between Peoples Financial Services Corp. (“Peoples”), a Pennsylvania corporation, Peoples Neighborhood Bank (“Peoples Bank”), a Pennsylvania state-charted bank, and Alan W. Dakey (“Consultant”), an individual residing in Pennsylvania.

WITNESSETH:

WHEREAS, Peoples is the parent bank holding company of Peoples Bank;

WHEREAS, Penseco Financial Services Corporation (“Penseco”) is the parent bank holding company of Penn Security Bank and Trust Company, a Pennsylvania state-chartered bank and trust company (“Penn Security”);

WHEREAS, Peoples and Penseco, entered into an Agreement and Plan of Merger dated June 28, 2013, (“Merger Agreement”), wherein Penseco will merge with and into Peoples and Penn Security will merge with and into Peoples Bank (“Merger”);

WHEREAS, Consultant is the President and Chief Executive Officer of Peoples and Peoples Bank;

WHEREAS, Peoples and Peoples Bank desire that Consultant assist in the integration of Penn Security into Peoples Bank;

WHEREAS, Consultant possesses the knowledge and experience necessary to assist in the integration; and

WHEREAS, Consultant desires to serve Peoples and Peoples Bank under the terms and conditions set forth herein;

AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.

Consultant Relationship. Peoples and Peoples Bank hereby engage Consultant and Consultant hereby agrees to serve Peoples and Peoples Bank, under the terms and conditions set forth in this Agreement. It is the parties mutual intent that Consultant will act strictly in a professional consulting capacity as an independent contractor for all purposes, including without limitation, federal, state and local withholding, employment and payroll tax purposes, and in all situations shall not be considered an employee of

Peoples or Peoples Bank for any purpose. Consultant acknowledges that he will not be eligible to participate in any retirement, welfare, or other employee benefit plan or arrangement maintained by Peoples or Peoples Bank or its affiliates as an independent contractor and agrees that he will not claim any such benefits except as otherwise provided by the employment agreement dated November 30, 2009 between Peoples Financial Services Corp. and Alan W. Dakey, if any.

2	Duties of Consultant. Consultant shall perform and discharge well and faithfully such duties as necessary in a reasonable and professional manner to the best of his abilities. Consultant agrees to be available at least eight (8) hours per week, or such other amount of time which the parties mutually agree but not to exceed twenty percent (20%) of his average level of services performed during the immediately preceding 36-month period, to assist Peoples and Peoples Bank with the operations and continued integration of Penn Security into Peoples Bank.

3.	Term of Agreement Provided Consultant executes a release agreement in favor of Peoples and Peoples Bank upon the termination of his employment, this Agreement shall commence at the Effective Time (as defined in the Merger Agreement) and end six (6) months later (“Consulting Term”). In the event Peoples or Peoples Bank terminates this Agreement prior to the expiration of the Consulting Term, Consultant shall be entitled to the remainder of the compensation due under Section 4 of this Agreement unless such termination is a result of Consultant’s violation of the unauthorized disclosure provisions of Section 5 of this Agreement, a violation of the covenant not to compete provisions of Section 6 of this Agreement, or a failure to perform the duties provided in Section 2 of this Agreement. This Agreement shall be null and void in the event that the Merger is not consummated as contemplated in the Merger Agreement.

4.	Compensation. Peoples and Peoples Bank shall pay Consultant $95,000 for his services under this Agreement for the six (6) month period, payable in bi-weekly installments.

5.	Unauthorized Disclosure. During the Consulting Term, or at any later time, the Consultant shall not, without the written consent of the President and Chief Executive Officer of Peoples and Peoples Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of Peoples or Peoples Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Consultant of his duties, any material confidential information obtained by him while performing services for Peoples and Peoples Bank with respect to any of Peoples’ and Peoples Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to Peoples or Peoples Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Consultant or any person with the assistance, consent or direction of the Consultant) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Peoples and Peoples Bank or any information that must be disclosed as required by law.

6.	Covenant Not to Compete.

(a)	Consultant hereby acknowledges and recognizes the highly competitive nature of the business of Peoples and Peoples Bank and accordingly agrees that, Consultant shall not, except as otherwise permitted in writing by Peoples and Peoples Bank:

(i) during the Consulting Term, be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Peoples or Peoples Bank or any of their subsidiaries or successors are engaged during the Consulting Term, in any county in which, during the Consulting Term, a branch location, office, loan production office, or trust or wealth management office of Peoples, Peoples Bank, or their successors are located (“Non-Competition Area”);

(ii) during the Consulting Term, provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (A) the banking (including bank holding company) or financial services industry, or (B) any other activity in which Peoples, Peoples Bank or any of their subsidiaries or successors are engaged during the Consulting Term, in the Non-Competition Area;

(iii) for a period of three (3) years from the Effective Time, directly or indirectly solicit persons or entities who were customers or referral sources of Peoples, Peoples Bank, Penseco, Penn Security, or their subsidiaries or successors to become a customer or referral source of a person or entity engaged in providing financial services other than Peoples, Peoples Bank or their subsidiaries or successors; or

(iv) for a period of three (3) years from the Effective Time, directly or indirectly solicit employees of Peoples, Peoples Bank, Penseco, Penn Security or their subsidiaries or successors who were employed within three (3) years of the expiration of the Consulting Term to work for anyone other than Peoples, Peoples Bank or their subsidiaries or successor.

(b)

It is expressly understood and agreed that, although Consultant and Peoples and Peoples Bank consider the restrictions contained in Section 6(a) hereof reasonable for the purpose of preserving for Peoples and Peoples Bank and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 6(a) hereof is an unreasonable or otherwise unenforceable restriction against Consultant, the provisions of Section 6(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

7.	Work Made for Hire. Any work performed by the Consultant under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the United States Copyright Act of 1976 and shall be owned by and for the express benefit of Peoples, Peoples Bank and their subsidiaries, successors, and affiliates. In the event it should be established that such work does not qualify as a Work Made for Hire, Consultant agrees to and does hereby assign to Peoples, Peoples Bank, and their affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

8.	Return of Company Property and Documents. Consultant agrees that, at the time of termination of this Agreement, regardless of the reason for termination, he will deliver to Peoples, Peoples Bank and their subsidiaries, successors, and affiliates, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by the Consultant during the course of this Agreement.

9.	Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Consultant’s residence, in the case of notices to Consultant, and to the principal executive offices of Peoples and Peoples Bank, in the case of notices to Peoples and Peoples Bank or its successor.

10.	Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Consultant and the Chairman of the Board of Peoples Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.	Assignment. This Agreement shall not be assignable by any party, except by Peoples and Peoples Bank to any successor in interest to their respective businesses.

12.	Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties regarding Consultant’s consulting services and contains all the covenants and agreements between the parties with respect to the consulting arrangement.

13.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.	Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

15.	Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:		PEOPLES FINANCIAL SERVICES CORP.

By
William E. Aubrey II
Chairman of the Board of Directors

PEOPLES NEIGHBORHOOD BANK

By
William E. Aubrey II
Chairman of the Board of Directors

WITNESS:		CONSULTANT

Alan W. Dakey